EXHIBIT 99.1

20th Year of Record Earnings Reported by Hampton Roads Bankshares

NORFOLK, Va., Jan. 23, 2008 (PRIME NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR) (the "Company" or "Hampton Roads Bankshares"), the financial holding company for Bank of Hampton Roads, announced today that net income for 2007 jumped 12.8% from 2006 to $6,810,613. For the twelve month period ended December 31, 2007, diluted earnings per share were unchanged from 2006 at $0.65. For the fourth quarter of 2007, the Company earned $1,713,107, or $0.16 per diluted share, compared to $1,621,973, or $0.16 per diluted share in the same period in 2006.

With regard to diluted earnings per share remaining steady with 2006, Company President and Chief Executive Officer Jack W. Gibson commented, "A simple year-over-year comparison of our earnings per share results does not fully illustrate the accomplishments of our company in 2007. In the third quarter of 2006 we raised approximately $19 million in new capital through both a rights offering to our shareholders and a public offering, both of which were fully subscribed, resulting in the issuance of 1,849,200 new shares of our common stock. We raised this capital to support the company's growth and expansion. In doing so, we projected that it would take up to eighteen months for our earnings per share to overcome the effect of the offerings. I am exceptionally pleased that we were able to reach our objective far earlier than anticipated."

The Company's earnings results for 2007 produced a return on average assets of 1.31% and a return on average shareholders' equity of 9.52%. This is the fifteenth (15th) consecutive year that the Company posted a return on average assets of 1.20% or better. For the fourth quarter of 2007, return on average assets was 1.24% and return on average shareholder's equity was 9.33%.

Total assets as of December 31, 2007, rose 18.4% to $564 million, up from $476 million a year ago. In 2007, the Company enjoyed a 27.2% increase in total loans, ending the year at a record-breaking $477 million, $102 million more than at December 31, 2006. Total deposits were up 18.8% to $431 million on December 31, 2007, from $363 million on December 31, 2006.

Growth in the Company's loan portfolio, combined with a tighter net interest margin, yielded net interest income of $24,187,402 for 2007, an increase of 15.7% over 2006. The Company's net interest margin was 4.95% for the year and 4.68% for the fourth quarter of 2007. For the same periods in 2006, the Company's net interest margin was 5.20% and 5.03%, respectively. "Our strong loan growth and diverse deposit base tempered the impact of recent interest rate cuts on our net interest margin," stated Gibson. "At year-end, approximately $101 million or 23% of our total deposits were in the form of non-interest bearing demand deposit accounts."

President Gibson observed that he remains "pleased" with the Company's asset quality with non-performing assets totaling only 0.47% of total assets, or $2,644,604 at December 31, 2007. Hampton Roads Bankshares added $1,232,000 to the loan loss reserve in 2007 in response to its robust loan growth and the current nature of the economy, as compared to $180,000 in 2006. Gibson added, "It is also important to note that our company has no sub-prime or alt-a loans, which are the type of loans that are currently capturing the attention of both the markets and consumers alike."

President Gibson concluded, "2007 was an outstanding year for our company. In the first quarter, our total assets surpassed the $500 million mark, a banking milestone. In the second and third quarters, Hampton Roads Bankshares increased its visibility to the investment community by joining the Russell Microcap Index and qualifying for inclusion in the NASDAQ Global Select Market, NASDAQ's highest market tier. In the fourth quarter, we celebrated our 20th anniversary along with our 20th consecutive year of record earnings. I am extremely proud of our accomplishments and of our talented team of people who worked so hard to achieve them. 2008 should prove an interesting year in the financial services industry with narrowing margins and a slowing real estate market. However, I remain optimistic that our company is well-positioned to continue to provide value to our shareholders, customers and employees."

                    HAMPTON ROADS BANKSHARES, INC.
                         FINANCIAL HIGHLIGHTS
                               UNAUDITED

                    Three Months Ended         Twelve Months Ended
 Operating        Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
  Results           2007          2006          2007          2006
 ---------
 Interest
  income        $  9,999,398  $  8,448,531  $ 38,203,095  $ 30,021,271
 Interest
  expense          3,891,284     2,896,191    14,015,693     9,123,285
                ------------------------------------------------------
 Net interest
  income           6,108,114     5,552,340    24,187,402    20,897,986
 Provision for
  loan losses        494,000        90,000     1,232,000       180,000
 Noninterest
  income             862,584       830,016     3,440,221     3,397,879
 Noninterest
  expense          3,824,553     3,830,364    15,994,443    14,945,741
 Income taxes        939,038       840,019     3,590,567     3,134,585
                ------------------------------------------------------
 Net income     $  1,713,107  $  1,621,973  $  6,810,613  $  6,035,539
                ======================================================

 Earnings per
  share:
 Basic          $       0.17  $       0.16  $       0.67  $       0.66
 Diluted                0.16          0.16          0.65          0.65
 Book value
  per share             7.14          6.84          7.14          6.84

 Balance Sheet
  at
  Period-End
 -------------
 Total loans    $477,149,232  $375,044,161  $477,149,232  $375,044,161
 Total
  securities      47,081,325    59,544,690    47,081,325    59,544,690
 Total
  deposits       431,456,747   363,261,329   431,456,747   363,261,329
 Other
  borrowings      53,000,000    38,000,000    53,000,000    38,000,000
 Shareholders'
  equity          73,660,014    70,162,543    73,660,014    70,162,543
 Total assets    563,828,128   476,299,468   563,828,128   476,299,468

 Daily
  Averages
 ---------
 Total loans    $467,380,928  $360,965,976  $428,873,516  $325,505,725
 Total
  securities      48,905,899    60,549,314    53,945,981    67,129,591
 Total
  deposits       408,028,864   354,986,638   389,054,627   333,242,327
 Other
  borrowings      58,611,957    38,000,000    51,336,110    36,967,808
 Shareholders'
  equity          72,848,283    69,228,309    71,545,104    57,640,340
 Interest-
  earning
  assets         517,557,306   438,199,849   488,381,069   401,953,739
 Interest-
  bearing
  liabilities    366,065,314   294,904,030   341,079,167   270,333,404
 Total assets    547,702,677   468,408,609   519,174,846   432,715,790

 Financial
  Ratios
 ---------
 Return on
  average
  assets                1.24%         1.37%         1.31%         1.39%
 Return on
  average
  equity                9.33%         9.30%         9.52%        10.47%
 Net interest
  margin                4.68%         5.03%         4.95%         5.20%
 Efficiency
  ratio                54.87%        60.01%        57.89%        61.52%

                     Three Months Ended      Twelve Months Ended
 Allowance for    Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
  Loan Losses       2007          2006          2007          2006
 -------------
 Beginning
  balance       $  4,647,266  $  3,821,464  $  3,910,943  $  3,597,497
 Provision for
  losses             494,000        90,000     1,232,000       180,000
 Charge-offs         (98,973)       (4,382)     (109,748)      (59,118)
 Recoveries              290         3,861         9,388       192,564
 Ending
  balance          5,042,583     3,910,943     5,042,583     3,910,943

 Nonperforming
  Assets
 -------------
 Nonaccrual
  loans         $  1,792,758  $  1,629,990  $  1,792,758  $  1,629,990
 Loans 90 days
  past due and
  still accruing
  interest           851,846            --       851,846            --
 Other real
  estate owned            --            --            --            --
 Total
  nonperforming
  assets           2,644,604     1,629,990     2,644,604     1,629,990

 Asset Quality
  Ratios
 -------------
 Nonperforming
  assets to
  total assets          0.47%         0.34%         0.47%         0.34%
 Allowance for
  loan losses
  to total
  loans                 1.06%         1.04%         1.06%         1.04%
 Allowance for
  loan losses to
  nonperforming
  assets              190.67%       239.94%       190.67%       239.94%

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiary is Bank of Hampton Roads, which opened for business in 1987. The Bank engages in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, the Bank operates 17 banking offices in the Hampton Roads region of southeastern Virginia and is scheduled to open another this year. Shares of Hampton Roads Bankshares common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.bankofhamptonroads.com.

Additional Information Concerning Pending Merger with Shore Financial Corporation.

On January 9, 2008 Hampton Roads Bankshares and Shore Financial Corporation ("Shore Financial") announced a definitive agreement, under which Shore Financial will be merged with and into Hampton Roads Bankshares. Hampton Roads Bankshares will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of its common stock to be issued to the shareholders of Shore Financial in connection with the proposed transaction. The registration statement will include a joint proxy statement/prospectus that will be sent to the shareholders of Hampton Roads Bankshares and Shore Financial seeking their approval of the proposed merger. The joint proxy statement/prospectus will contain important information about Hampton Roads Bankshares, Shore Financial, and the merger and about the persons soliciting proxies from shareholders of Hampton Roads Bankshares and Shore Financial in the merger, including the executive officers and directors of each of Hampton Roads Bankshares and Shore Financial, and their respective interests in the merger, such as their stock ownership in Hampton Roads Bankshares and Shore Financial.

Additional information about Hampton Roads Bankshares' directors and executive officers is included in Hampton Roads Bankshares' Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC and is available on Hampton Roads Bankshares' website at www.bankofhamptonroads.com and at the Hampton Roads Bankshares address provided below. Additional information about Shore Financial's directors and executive officers is included in Shore Financial's Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC and is available on Shore Financial's website at www.shorebank.com and at the Shore Financial address provided below.

Investors and shareholders of Hampton Roads Bank and Shore Financial are urged to read the registration statement on Form S-4 and the joint proxy statement/prospectus included in the registration statement on Form S-4, and any other relevant documents to be filed with the SEC in connection with the proposed transaction, because they will contain important information about Hampton Roads Bankshares, Shore Financial, and the proposed transaction.

Investors and shareholders may obtain free copies of the joint proxy statement/prospectus and other documents related to the merger, once they are filed with the SEC, through the SEC's website at www.sec.gov. Free copies of the joint proxy statement/prospectus and other relevant documents also may be obtained by directing a request by telephone or mail to the following:

 Hampton Roads Bankshares, Inc.       Shore Financial Corporation
 999 Waterside Drive, Suite 200       25020 Shore Parkway
 Norfolk, VA  23510                   Onley, Virginia 23418
 Attention: Jack W. Gibson            Attention: Scott C. Harvard
 Telephone Number: (757) 217-1000     Telephone Number: (757) 787-1335

Certain statements in this report may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts. Although the Company believes that its expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and other reports filed and furnished to the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements made in this press release and this release shall not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and
           Marketing Officer
          (757) 217-1000